EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated December 15, 2011, with respect to the statements of condition including the related portfolios of BRIC Opportunity Portfolio 2012-1 and Global Alternative Energy Portfolio 2012-1 (included in Van Kampen Unit Trusts, Series 1172) as of December 15, 2011, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-177335) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
December 15, 2011